    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997


                                                      REGISTRATION NO. 333-40263

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             JEFFERIES GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          6211                         95-2848406
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                    11100 SANTA MONICA BOULEVARD, 11TH FLOOR
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 445-1199
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                        NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                FRANK E. BAXTER
                            CHIEF EXECUTIVE OFFICER
                    11100 SANTA MONICA BOULEVARD, 11TH FLOOR
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 445-1199
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                WITH A COPY TO:
                             JOHN F. HARTIGAN, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                              TWENTY-SECOND FLOOR

                             300 SOUTH GRAND AVENUE


                         LOS ANGELES, CALIFORNIA 90071


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                                   PROPOSED MAXIMUM
                                                 PROPOSED MAXIMUM      AGGREGATE         AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED         PER UNIT            PRICE            FEE(1)
------------------------------------------------------------------------------------------------------
Series B
7 1/2% Senior Notes due
2007..........................   $100,000,000          100%          $100,000,000       $30,303.03
======================================================================================================

(1) THE AMOUNT OF REGISTRATION FEE IS CALCULATED PURSUANT TO SECTION 6(b) OF THE SECURITIES ACT OF 1933, AS AMENDED.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                             JEFFERIES GROUP, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM
NUMBER                          ITEM                                    LOCATION IN PROSPECTUS
------   --------------------------------------------------  --------------------------------------------
   1.    Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus....................  Facing Page; Cross-Reference Sheet; Outside
                                                             Front Cover Page
   2.    Inside Front and Outside Back Cover Pages of
         Prospectus........................................  Inside Front and Outside Back Cover Pages
   3.    Risk Factors, Ratio of Earnings to Fixed Charges,
         and Other Information.............................  Prospectus Summary; Investment
                                                             Considerations; Selected Consolidated
                                                             Financial Information
   4.    Terms of the Transaction..........................  Outside Front Cover Page; Prospectus
                                                             Summary; The Exchange Offer
   5.    Pro Forma Financial Information...................  Not Applicable
   6.    Material Contracts with the Company Being
         Acquired..........................................  Not Applicable
   7.    Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters.....  Not Applicable
   8.    Interests of Named Experts and Counsel............  Not Applicable
   9.    Disclosure of Commission Position of
         Indemnification for Securities Act Liabilities....  Not Applicable
  10.    Information with Respect to S-3 Registrants.......  Prospectus Summary: Recent Financial
                                                             Results; Management's Discussion and
                                                             Analysis of Financial Condition and Results
                                                             of Operations; Business
  11.    Incorporation of Certain Information by
         Reference.........................................  Incorporation of Certain Information by
                                                             Reference

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 1997

PROSPECTUS

                             JEFFERIES GROUP, INC.
                             OFFER TO EXCHANGE ITS
                          7 1/2% SERIES B SENIOR NOTES
                                    DUE 2007
                                      FOR
                         ANY AND ALL OF ITS OUTSTANDING
                              7 1/2% SENIOR NOTES
                                    DUE 2007
                            ------------------------

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON             , 1997, UNLESS EXTENDED
                            ------------------------

     Jefferies Group, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to an aggregate $100,000,000 principal amount of its 7 1/2% Series B Senior Notes due 2007 (the "New Notes") for an equal principal amount of its issued and outstanding 7 1/2% Senior Notes due 2007 (the "Old Notes"). The Old Notes and the New Notes are collectively referred to herein as the "Notes."


     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated August 18, 1997 between the Company and purchasers of the Old Notes (the "Registration Rights Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") or (ii) a Broker-Dealer, except as provided below), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

     Prior to this Exchange Offer, there has been no public market for the Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any public market for the New Notes.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     The Company intends, and is required by the terms of the Indenture, to furnish Holders of New Notes annual reports containing consolidated financial statements audited by its independent auditors and with quarterly reports containing unaudited condensed consolidated financial information for each of the first three quarters of each fiscal year.

     This Prospectus is part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Commission under the Securities Act, relating to the New Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

     The Company's common stock trades on the New York Stock Exchange under the symbol "JEF."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents filed by the Company with the Commission, other than exhibits to such documents, are available upon request, and without charge, from Jefferies Group, Inc., 11100 Santa Monica Boulevard, 11th Floor, Los Angeles, California 90025, Attention: Jerry Gluck (telephone: (310) 914-1300). In order to ensure timely delivery of the documents, any request should be made by [date five business days prior to the Expiration Date].

     The Company's Quarterly Report on Form 10-Q for the period ended September 26, 1997, and the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which have been filed with the Commission by the Company pursuant to the Exchange Act, are incorporated herein by reference in their entirety. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere, and incorporated by reference, in this Prospectus.

                                  THE COMPANY

     The Company is a holding company which, through its four primary subsidiaries, Jefferies & Company, Inc. ("JEFCO"), Investment Technology Group, Inc. ("ITGI"), Jefferies International Limited ("JIL") and Jefferies Pacific Limited ("JPL"), is engaged in securities brokerage and trading, corporate finance and other financial services. The Company's principal subsidiary, JEFCO, was founded in 1962 and is engaged in equity, convertible debt and taxable fixed income securities brokerage and trading and investment banking. JEFCO is one of the leading national brokerage firms engaged in the distribution and trading of blocks of equity securities and often conducts such activities in the "third market." The term "third market" refers to transactions in listed equity securities effected away from national securities exchanges. Total revenues and net earnings of the Company for the nine months ended September 26, 1997 were $554.8 million and $45.6 million, respectively, representing a 43% and 46% increase from the nine months ended September 27, 1996. Total revenues and net earnings of the Company for fiscal 1996 were $540.8 million and $43.6 million, respectively, representing a 29% and 53% increase from fiscal 1995.

     ITGI is a holding company which is publicly traded (Nasdaq: ITGI) and is approximately 83% owned by the Company. Its wholly-owned subsidiary, ITG Inc. ("ITG"), is a leading provider of technology-based equity trading services and transaction research to institutional investors and brokers. ITG's services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG's expanding range of services includes: POSIT(R), the world's largest intra-day electronic equity matching system; QuantEX(R), a fully-integrated trade routing, analysis, and management system; and ISIS, a set of analytical tools for systematically lowering the costs of trading.

     JIL, a broker-dealer subsidiary of the Company, was incorporated in 1986 in England. JIL is a member of The International Stock Exchange and The Securities and Futures Authority. JIL introduces customers trading in U.S. securities to JEFCO and also trades as a broker-dealer in international equity and convertible securities and American Depositary Receipts ("ADRs"). In 1995, JIL formed a wholly-owned subsidiary, Jefferies (Switzerland) Ltd. In 1996, JIL formed a wholly-owned subsidiary, Jefferies (Japan) Limited, which maintains a branch office in Tokyo.

     JPL, also a broker-dealer subsidiary of the Company, was incorporated in 1992 in Hong Kong. JPL presently introduces foreign customers trading in U.S. securities to JEFCO.

     The Company's Common Stock trades on the New York Stock Exchange under the symbol "JEF." On November 12, 1997, the Company's closing stock price was $67 per share.

     The Company and its various subsidiaries maintain offices in Los Angeles, New York, Short Hills, Jersey City, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London, Hong Kong, Zurich and Tokyo. The Company's executive offices are located at 11100 Santa Monica Boulevard, Los Angeles, California 90025, and its telephone number is (310) 445-1199.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Termination of Certain
  Rights...................  The Old Notes were sold by the Company on August
                             18, 1997, pursuant to the purchase agreement, dated August 18, 1997 (the "Purchase Agreement"), by and between the Company and each of the purchasers of the Old Notes (the "Purchasers"). Each of the Purchasers is a qualified institutional buyer, as defined in Rule 144A under the Securities Act, or an institutional accredited investor, as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities

                             Act. Pursuant to the Purchase Agreement, the
                             Company and the Purchasers entered into the Registration Rights Agreement, which grants the Holders of the Old Notes certain registration rights. See "The Exchange Offer -- Termination of Certain Rights." The Exchange Offer is intended to satisfy such rights which terminate upon the consummation of the Exchange Offer. The Holders of the Old Notes not accepted for exchange in the Exchange Offer will no longer have the benefits of registration rights, and the Holders of the New Notes will not be entitled to registration rights with respect to the New Notes.

The Exchange Offer.........  The Company is offering to exchange $1,000 principal amount of its New Notes for each $1,000 principal amount of its outstanding Old Notes that are properly tendered and accepted. As of the date of this Prospectus, $100,000,000 in aggregate principal amount of Old Notes were outstanding, which is the maximum aggregate amount authorized by the Indenture for all Notes. As of the date of this
                             Prospectus, there were      registered Holders of
                             Old Notes. Only a registered Holder of Old Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture (each an "Eligible Holder") may participate in the Exchange Offer. See "The Exchange Offer -- Terms of the Exchange Offer."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on                , 1997, or, at
                             the Company's option, such earlier date upon which 100% of the Old Notes have been validly tendered pursuant to the Exchange Offer and not withdrawn, unless the Company, in its sole discretion, extends the Exchange Offer (the "Expiration Date"). See "The Exchange Offer -- Terms of the Exchange Offer; Expiration Date; Extensions; Amendments."

Accrued Interest on the New
  Notes and Old Notes......  The New Notes will bear interest from their respective issuance dates at the same rate and upon the same terms as the Old Notes. Eligible Holders whose Old Notes are accepted for exchange will be entitled to receive accrued but unpaid interest thereon to, but not including, the issuance date of the New Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from and after the date of issuance of the New Notes. Such accrued but unpaid interest on the Old Notes will be payable with the first interest payment on the New Notes to the registered Holder of the New Notes.

Certain Conditions of the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, including (i) no commencement of any action, legal or governmental, with respect to the Exchange Offer or which the Company reasonably determines would make it inadvisable to proceed with the Exchange Offer, (ii) no banking moratorium or similar event or international calamity involving the United States, (iii) no change in the business or prospects of the Company that may have a material adverse effect on the Company, and (iv) the Exchange Offer not violating any applicable law. The Company expects that the foregoing conditions will be satisfied. Any or all such conditions may be waived by the Company. Holders of Old Notes may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the

                             Exchange Offer. See "The Exchange Offer -- Certain Conditions of the Exchange Offer."

Procedures for Tendering
  Old Notes................  Each Eligible Holder desiring to accept the
                             Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, with the signatures thereon guaranteed if required by the instructions to the Letter of Transmittal, to the Exchange Agent (as defined below) at the address set forth in the Letter of Transmittal on or prior to 5:00 p.m., New York City time on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) certificates for such Old Notes must be received by the Exchange Agent, together with the Letter of Transmittal; (ii) confirmation of a book-entry transfer via the ATOP System (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Depository") pursuant to the book-entry transfer procedures set forth in "The Exchange Offer -- Book-Entry Transfer," must be received by the Exchange Agent; or (iii) the Holder must comply with the guaranteed delivery procedures described below. Any beneficial owner of Old Notes ("Beneficial Owner") whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank, or trust company, and who wishes to tender Old Notes in the Exchange Offer, should contact such nominee promptly and instruct it to tender on such Beneficial Owner's behalf.

Guaranteed Delivery
  Procedures...............  If an Eligible Holder wishes to tender its Old
                             Notes and either (i) such Old Notes are not immediately available, (ii) time will not permit such Old Notes or other required documents to reach the Exchange Agent on or prior to the Expiration Date, or (iii) the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date, tenders may be effected pursuant to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal of Tenders......  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                             Offer -- Withdrawal Rights."

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to the satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered in exchange for the applicable Old Notes accepted in the Exchange Offer promptly following the Expiration Date. See "The Exchange Offer -- Acceptance of Old Notes in Exchange; Delivery of New Notes."

Certain Federal Income Tax
  Consequences.............  For a discussion of certain federal income tax consequences of the exchange of the Old Notes, see "Certain Federal Income Tax Consequences."

Exchange Agent.............  The Bank of New York is the Exchange Agent (the
                             "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

                        SUMMARY DESCRIPTION OF THE NOTES

     The terms of the Old Notes and the New Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes.

Securities Offered.........  $100,000,000 aggregate principal amount of New
                             Notes, less the aggregate principal amount of Old Notes not exchanged. See "Description of the Notes."

Issuer.....................  The Company

Maturity Date..............  August 15, 2007.

Interest Payment Dates.....  February 15 and August 15, commencing February 15,
                             1998.

Ranking....................  The New Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future senior indebtedness of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company.

Redemption.................  The New Notes are not redeemable prior to maturity and will not be entitled to the benefit of any sinking fund.

Covenants..................  The indenture under which the New Notes will be issued (the "Indenture") will limit, among other things, (i) consolidations, mergers or transfers of assets as an entirety or substantially as an entirety, (ii) the creation of certain liens on Voting Stock (as defined herein) of Material Subsidiaries (as defined herein), and (iii) certain transactions with Affiliates (as defined herein). See "Description of the Notes."

Events of Default..........  Events of default include: (i) failure to pay installments of interest on the New Notes as and when due and continuance of such failure for 30 days; (ii) failure to pay all or part of the principal or premium on the Notes as and when due;
                             (iii) failure for 60 days after a notice of default to comply with any other agreement or covenant in the Indenture; (iv) certain events of bankruptcy, insolvency or reorganization; (v) an event of default under any mortgage, indenture or other instrument under which any Indebtedness (as defined in the Indenture) is outstanding or may be issued, in certain circumstances; and (vi) the failure of JEFCO to maintain Net Capital (as defined herein) greater than or equal to the Minimum Net Capital Amount (as defined herein) for a period of 30 consecutive days. See "Description of the Notes -- Events of Default."

Governing Law..............  The Indenture, the Registration Rights Agreement,
                             and the New Notes are governed by the laws of the State of New York.

     For a more detailed discussion of the terms of the New Notes, see "Description of the Notes."

                           INVESTMENT CONSIDERATIONS

     In addition to the other information contained in this Prospectus, the following factors should be carefully considered by Holders prior to tendering their Old Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is either
(i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, or (ii) a broker-dealer, except as provided below), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes were acquired in the ordinary course of such Holder's business and such Holder had no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions.


ABSENCE OF PUBLIC MARKET

     The Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The New Notes will be new securities for which there currently is no market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be adversely affected.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information set forth below for the fiscal years ended December 31, 1996, December 31, 1995, and December 31, 1994, has been derived from the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent auditors. The summary consolidated financial information for the nine months ended September 26, 1997, and September 27, 1996, is unaudited. This information should be read in conjunction with the consolidated financial statements and notes thereto incorporated herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                                                         NINE MONTHS ENDED,
                                                  YEAR ENDED DECEMBER 31,           -----------------------------
                                             ----------------------------------     SEPTEMBER 26,   SEPTEMBER 27,
                                               1996         1995         1994           1997            1996
                                             --------     --------     --------     -------------   -------------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
EARNINGS STATEMENT DATA:
Revenues:
Commissions................................. $  239.8     $  178.2     $  155.3       $   220.5       $   176.3
Principal transactions......................    143.9         98.0         67.0           132.3           108.1
Corporate finance...........................    104.3         73.5         40.7           145.3            63.6
Interest....................................     47.8         65.8         51.2            52.5            36.2
Other.......................................      5.0          4.2          1.9             4.2             3.8
                                             --------     --------     --------        --------        --------
         Total revenues.....................    540.8        419.7        316.1           554.8           388.0
Interest Expense............................     37.9         54.3         41.6            46.0            28.2
                                             --------     --------     --------        --------        --------
Revenues, net of interest expense...........    502.9        365.4        274.5           508.8           359.8
                                             --------     --------     --------        --------        --------
Non-interest expenses:
Compensation and benefits...................    264.0        195.3        145.4           281.7           187.7
Floor brokerage and clearing fees...........     27.3         20.3         18.7            25.8            19.7
Telecommunications and data processing
  services..................................     35.2         25.0         21.0            33.0            24.9
Occupancy and equipment rental..............     17.2         16.0         14.3            15.4            12.2
Travel and promotional......................     15.4         10.8          8.9            14.4            11.7
Software royalties..........................      8.8          6.0          5.0             7.3             6.5
Other.......................................     51.8         38.8         30.5            47.9            37.4
                                             --------     --------     --------        --------        --------
         Total non-interest expenses........    419.7        312.2        243.8           425.5           300.1
                                             --------     --------     --------        --------        --------
Operating Income............................     83.2         53.2         30.7            83.3            59.7
Other Income:
Gain on initial public offering of ITGI.....       --           --          8.3              --              --
                                             --------     --------     --------        --------        --------
Earnings before income taxes and minority
  interest..................................     83.2         53.2         39.0            83.3            59.7
Income taxes................................     35.4         21.9         17.6            34.1            25.4
                                             --------     --------     --------        --------        --------
Earnings before minority interest...........     47.8         31.3         21.4            49.2            34.3
Minority interest...........................      4.2          2.8          1.2             3.6             3.1
                                             --------     --------     --------        --------        --------
         Net earnings....................... $   43.6     $   28.5     $   20.2       $    45.6       $    31.2
                                             ========     ========     ========        ========        ========
Earnings per share of common stock:(1)
Primary..................................... $   3.68     $   2.39     $   1.63       $    4.01       $    2.62
                                             ========     ========     ========        ========        ========
Fully diluted............................... $   3.66     $   2.37     $   1.63       $    3.99       $    2.61
                                             ========     ========     ========        ========        ========
SELECTED BALANCE SHEET DATA:
Total assets................................ $1,568.1     $1,537.0     $1,557.3       $ 2,179.1       $ 1,335.2
Total long-term debt........................     53.0         56.3         59.6           152.8            56.5
Total stockholders' equity..................    195.4        186.3        163.2           223.2           194.6
Book value per common share(1)..............    18.86        16.55        14.56           22.28           18.23
INTEREST COVERAGE:
Fixed charge coverage ratio(2)..............    12.1x         7.9x         7.4x           13.6x           11.6x

---------------

(1) Adjusted for a two for one stock split.

(2) Earnings used in computing the Fixed Charge Coverage Ratio consist of net earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of deferred debt discount, financing costs and the portion of rental expense deemed to represent the interest factor).

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at September 26, 1997:

                                                                            AT SEPTEMBER 26,
                                                                                  1997
                                                                           ------------------
                                                                              (DOLLARS IN
                                                                               MILLIONS)
Long-Term Debt:
  Senior Notes due 2004................................................    $ 49.5          13%
  Senior Notes due 2007................................................      99.7          27
  Subordinated Debt....................................................       3.6           1
                                                                           ------         ---
     Total Long-Term Debt..............................................     152.8          41
Total Stockholders' Equity.............................................     223.2          59
                                                                           ------         ---
     Total Capitalization..............................................    $376.0         100%
                                                                           ======         ===

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information set forth below for the fiscal years ended December 31, 1996, December 31, 1995, December 31, 1994, December 31, 1993 and December 31, 1992 has been derived from the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent auditors. The consolidated financial information for nine months ended September 26, 1997, and September 27, 1996, is unaudited. This information should be read in conjunction with the consolidated financial statements and notes thereto incorporated herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                                                                          NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                  -----------------------------
                                             ----------------------------------------------------   SEPTEMBER 26,   SEPTEMBER 27,
                                               1996       1995       1994       1993       1992         1997            1996
                                             --------   --------   --------   --------   --------   -------------   -------------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Commissions................................  $  239.8   $  178.2   $  155.3   $  138.1   $  106.8     $     220.5     $     176.3
Principal transactions.....................     143.9       98.0       67.0       83.4       86.4           132.3           108.1
Corporate finance..........................     104.3       73.5       40.7       72.4       23.9           145.3            63.6
Interest...................................      47.8       65.8       51.2       21.7       16.8            52.5            36.2
Other......................................       5.0        4.2        1.9        2.5        1.5             4.2             3.8
                                              -------    -------    -------    -------     ------         -------         -------
    Total revenues.........................     540.8      419.7      316.1      318.1      235.4           554.8           388.0
Interest expense...........................      37.9       54.3       41.6       17.5       13.3            46.0            28.2
                                              -------    -------    -------    -------     ------         -------         -------
  Revenues, net of interest expense........     502.9      365.4      274.5      300.6      222.1           508.8           359.8
                                              -------    -------    -------    -------     ------         -------         -------
Non-interest expenses:
Compensation and benefits..................     264.0      195.3      145.4      167.5      118.3           281.7           187.7
Floor brokerage and clearing fees..........      27.3       20.3       18.7       15.9       13.8            25.8            19.7
Telecommunications and data processing
  services.................................      35.2       25.0       21.0       19.0       17.1            33.0            24.9
Occupancy and equipment rental.............      17.2       16.0       14.3       12.8       12.1            15.4            12.2
Travel and promotional.....................      15.4       10.8        8.9        8.6        5.6            14.4            11.7
Software royalties.........................       8.8        6.0        5.0        4.0        2.2             7.3             6.5
Other......................................      51.8       38.8       30.5       25.5       19.4            47.9            37.4
                                              -------    -------    -------    -------     ------         -------         -------
    Total non-interest expenses............     419.7      312.2      243.8      253.3      188.5           425.5           300.1
                                              -------    -------    -------    -------     ------         -------         -------
Operating Income...........................      83.2       53.2       30.7       47.3       33.6            83.3            59.7
Other Income:
Gain on initial public offering of ITGI....        --         --        8.3         --         --              --              --
                                              -------    -------    -------    -------     ------         -------         -------
Earnings before income taxes, minority
  interest and cumulative effect of change
  in accounting principle..................      83.2       53.2       39.0       47.3       33.6            83.3            59.7
Income taxes...............................      35.4       21.9       17.6       19.8       14.9            34.1            25.4
                                              -------    -------    -------    -------     ------         -------         -------
Earnings before minority interest and
  cumulative effect of change in accounting
  principle................................      47.8       31.3       21.4       27.5       18.7            49.2            34.3
Minority interest..........................       4.2        2.8        1.2         --         --             3.6             3.1
                                              -------    -------    -------    -------     ------         -------         -------
Earnings before cumulative effect of change
  in accounting principle..................      43.6       28.5       20.2       27.5       18.7            45.6            31.2
Cumulative effect of change in accounting
  principle................................        --         --         --        1.4         --              --              --
                                              -------    -------    -------    -------     ------         -------         -------
    Net earnings...........................  $   43.6   $   28.5   $   20.2   $   28.9   $   18.7     $      45.6     $      31.2
                                              =======    =======    =======    =======     ======         =======         =======
Earnings per share of common stock before
  cumulative effect of accounting
  change:(1)
Primary....................................  $   3.68   $   2.39   $   1.63   $   2.69   $   1.91     $      4.01     $      2.62
                                              =======    =======    =======    =======     ======         =======         =======
Fully diluted..............................  $   3.66   $   2.37   $   1.63   $   2.33   $   1.54     $      3.99     $      2.61
                                              =======    =======    =======    =======     ======         =======         =======
SELECTED BALANCE SHEET DATA:
Total assets...............................  $1,568.1   $1,537.0   $1,557.3   $1,388.4   $  531.0     $   2,179.1     $   1,335.2
Total long-term debt.......................      53.0       56.3       59.6       10.0       41.0           152.8            56.5
Total stockholders' equity.................     195.4      186.3      163.2      144.6       96.6           223.2           194.6
Book value per common share(1).............     18.86      16.55      14.56      12.69      10.42           22.28           18.23
Shares outstanding (in thousands)..........    10,363     11,257     11,210     11,391      9,267          10,017          10,672
INTEREST COVERAGE:
Fixed charge coverage ratio(2).............     12.1x       7.9x       7.4x      10.4x       7.2x           13.6x           11.6x

---------------

(1) Adjusted for a two for one stock split.

(2) Earnings used in computing the Fixed Charge Coverage Ratio consist of net earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of deferred debt discount, financing costs and the portion of rental expense deemed to represent the interest factor).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's principal activities, securities brokerage and the trading of and market making in securities, are highly competitive. The earnings of the Company are subject to wide fluctuations since many factors over which the Company has little or no control, particularly the overall volume of trading and the volatility and general level of market prices, may significantly affect its operations. The following provides a summary of revenues by source for the three years ended December 31, 1996, December 31, 1995, and December 31, 1994, and for the nine months ended September 26, 1997, and September 27, 1996.

                                      YEARS ENDED DECEMBER 31,                                  NINE MONTHS ENDED
                     ----------------------------------------------------------  ------------------------------------------------
                            1996                1995                1994             SEPT. 26, 1997           SEPT. 27, 1996
                             % OF TOTAL          % OF TOTAL          % OF TOTAL            % OF TOTAL               % OF TOTAL
                     AMOUNT   REVENUES   AMOUNT   REVENUES   AMOUNT   REVENUES   AMOUNT     REVENUES      AMOUNT     REVENUES
                     ------  ----------  ------  ----------  ------  ----------  ------  ---------------  ------  ---------------
Commissions and
  Principal
  Transactions:
  Equities
    Division........ $175.6       32%    $139.9       33%    $123.2        39%   $158.1          29%      $129.6          33%
  Investment
    Technology
    Group, Inc......  113.5       21       71.9       17       54.3        17     102.1          18         83.5          22
  International
    Division........   43.3        8       39.6        9       29.4         9      42.7           8         33.1           9
  Taxable Fixed
    Income
    Division........   28.8        5       11.0        3        7.9         2      26.1           5         20.0           5
  Convertible
    Division........    8.1        2        7.2        2        5.2         2       6.3           1          5.7           2
  Other Proprietary
    Trading.........   14.4        3        6.6        2        2.3         1      17.5           3         12.5           3
                     ------      ---     ------      ---     ------       ---    ------         ---       ------         ---
      Total.........  383.7       71      276.2       66      222.3        70     352.8          64        284.4          74
                     ------      ---     ------      ---     ------       ---    ------         ---       ------         ---
Corporate Finance...  104.3       19       73.5       17       40.7        13     145.4          26         63.6          16
Interest............   47.8        9       65.8       16       51.2        16      52.4           9         36.2           9
Other...............    5.0        1        4.2        1        1.9         1       4.2           1          3.8           1
                     ------      ---     ------      ---     ------       ---    ------         ---       ------         ---
      Total
        revenues.... $540.8      100%    $419.7      100%    $316.1       100%   $554.8         100%      $388.0         100%
                     ======      ===     ======      ===     ======       ===    ======         ===       ======         ===

FIRST THREE QUARTERS 1997 VERSUS FIRST THREE QUARTERS 1996

     Revenues, net of interest expense, increased 41% to $508.8 million, compared to $359.8 million for the first nine months of 1996. The increase was due primarily to an $81.8 million, or 129%, increase in corporate finance, a $44.2 million, or 25%, increase in commissions, and a $24.2 million, or 22%, increase in principal transactions. Commission revenues increased, led by ITG, the Equities Division and the International Division. Revenues from principal transactions increased primarily due to increased trading gains in the Equities Division, the Taxable Fixed Income Division and the International Division. Corporate finance revenues benefited from increased debt financing deals. Net interest income (interest revenues less interest expense) decreased $1.6 million as the increase in income on securities borrowed, partially offset by decreases in margin interest income and investment interest income, was outpaced by the increase in expense on securities loaned and subordinated loans.

     Total non-interest expenses increased 42% to $425.5 million, compared to $300.2 million for the first nine months of 1996. Compensation and benefits increased $93.9 million, or 50%, mostly due to higher incentive based compensation accruals. Other expense increased $10.4 million, or 28%, largely due to higher soft dollar expenses and increased consulting expenses. Telecommunications and data processing services increased $8.1 million, or 33%, primarily due to increased trade volume, personnel, and system upgrades. Floor brokerage and clearing fees increased $6.2 million, or 31%, due to increased volume of business executed on the various exchanges. Occupancy and equipment rental increased $3.2 million, or 27%, largely due to office space relocation and expansion in several divisions. Travel and promotional increased $2.7 million, or 23%, largely due to increased business travel related to corporate finance activities. Software royalties increased $752,000, or 12%, due to higher POSIT(R) commission revenues.

     Earnings before income taxes and minority interest were up 40% to $83.3 million, compared to $59.7 million for the same prior year period. The effective tax rate was approximately 41% for the first nine months of 1997 versus approximately 43% for the first nine months of 1996. The reduction in the effective tax rate was due largely to a reversal of deferred taxes related to ITGI shares that were repurchased during 1997.

     Minority interest (approximately 17% of the earnings of ITGI) was $3.7 million for the first nine months of 1997 as compared to $3.0 million in the comparable 1996 period. The increase in minority interest expense was due to increased ITGI earnings.

     Primary earnings per share were $4.01 for the first nine months of 1997 on 11,155,000 shares compared to $2.62 in the 1996 period on 11,818,000 shares. Fully diluted earnings per share were $3.99 for the first nine months of 1997 on 11,218,000 shares compared to $2.61 in the 1996 period on 11,858,000 shares.

1996 COMPARED TO 1995

     Revenues, net of interest expense, increased $137.6 million, or 38%, in 1996 as compared to 1995. The increase was due to a $61.5 million, or 35%, increase in commission revenue, a $46.0 million, or 47%, increase in principal transaction revenue, a $30.8 million, or 42%, increase in corporate finance revenue, and a $765,000 increase in other revenue, offset by a $1.5 million, or 13%, decrease in net interest income (interest revenue less interest expense). Commission revenue increased, led by ITG, the Equities Division, the International Division and the Convertibles Division. Revenue from principal transactions increased primarily due to increased trading gains in the Equities Division, the Taxable Fixed Income Division, the Analytical Trading Division and the International Division. Corporate finance revenue grew due to an increase in equity underwritings and advisory fees. Other revenue increased largely due to a one time expense reimbursement related to prior years. Net interest income decreased as the $18.0 million decrease in interest revenue exceeded the $16.5 million decrease in interest expense. Interest revenue decreased due primarily to lower securities borrowed. The related decrease in interest on securities loaned and customer credit balances only partially offset the drop in interest revenue.

     Total non-interest expenses increased $107.6 million, or 34%, in 1996 as compared to 1995. Compensation and benefits expense increased $68.8 million, or 35% primarily due to a $30.3 million increase in performance-based compensation, a $19.1 million increase in sales commission expense and a $10.2 million increase in salary expense. Salaries increased due largely to expansion in ITG, the Corporate Finance Division, the Equity Research Division and the Equities Division. The compensation costs of the Technology Department increased to support expansion and to strengthen the trading and management information systems. Other expense increased $13.0 million, or 34%, largely due to higher soft dollar expenses. Telecommunications and data processing services expense increased $10.2 million, or 41%, primarily due to increased trade volume and personnel. Floor brokerage and clearing fee expense increased $7.1 million, or 35%, mostly due to increased volume of business executed on the various exchanges. Travel and promotional expense increased $4.6 million, or 42%, mostly due to increased business travel. Software royalty expense increased $2.8 million, or 47%, due to an increase in POSIT(R) commission revenues. Occupancy and equipment rental expense increased $1.2 million, or 8%, mostly due to the relocation and addition of office space.

     As a result of the above, earnings before income taxes and minority interest were up $29.9 million, or 56%.

     Net earnings were up 53% to $43.6 million, as compared to $28.5 million in 1995. Minority interest of $4.2 million in 1996 represents approximately 18% of ITGI's net earnings. The effective tax rate was approximately 42.6% in 1996 compared to approximately 41.2% in 1995.

     Primary earnings per share were $3.68 in 1996 on 11.7 million shares compared to $2.39 in 1995 on 12.0 million shares. Fully diluted earnings per share were $3.66 in 1996 on 11.8 million shares compared to $2.37 in 1995 on
12.0 million shares.

1995 COMPARED TO 1994

     Revenues, net of interest expense, increased $90.9 million, or 33%, in 1995 as compared to 1994. The increase was due to a $32.8 million, or 81%, increase in corporate finance revenue, a $30.9 million, or 46%, increase in principal transaction revenue, a $23.0 million, or 15%, increase in commission revenue, a $2.3 million increase in other revenue and a $1.8 million, or 19%, increase in net interest income (interest revenue less interest expense). Commission revenue increased, led by ITG and the Equities Division. Revenue from principal transactions increased primarily due to increased trading gains in the Equities Division, the Taxable Fixed Income Division and the International Division. Corporate finance revenue benefited from increases in underwriting and advisory fees. Other revenue increased largely due to higher ITG-related investment income. Net interest income increased as the $14.6 million increase in interest revenues exceeded the $12.7 million increase in interest expense. Interest revenue increased due primarily to higher securities borrowed and customer margin interest income. The related increase in interest on securities loaned only partially offset the growth in interest revenue.

     Total non-interest expenses increased $68.4 million, or 28%, in 1995 as compared to 1994. Compensation and benefits expense increased $49.9 million, or 34%, primarily due to a $29.1 million increase in performance-based compensation, a $13.4 million increase in sales commission expense and a $1.8 million increase in salary expense. Salaries increased due largely to expansion in the Corporate Finance Division and equity research. Other expense increased $8.4 million, or 27%, largely due to higher technology development expenses. Telecommunications and data processing services expense increased $4.0 million, or 19%, primarily due to increased trade volume and personnel. Travel and promotional expense increased $1.9 million, or 21%, mostly due to an increase in ITG's advertising and promotional costs as well as increased travel related to the Corporate Finance Division. Occupancy and equipment rental expense increased $1.7 million, or 12%, mostly due to the relocation and addition of offices. Floor brokerage and clearing fee expense increased $1.6 million, or 9%, mostly due to increased volume of business executed on the various exchanges. Software royalties increased $959,000, or 19%, due to an increase in POSIT(R) commission revenues.

     As a result of the above, operating income increased $22.5 million, or 73%.

     In 1994, the Company recorded a pre-tax gain of $8.3 million on the initial public offering of ITGI. The minority stockholders' ownership interest reduced the Company's ownership of ITGI to approximately 80%.

     Earnings before income taxes and minority interest were up $14.2 million, or 36%.

     Net earnings were up 41% to $28.5 million, as compared to $20.2 million in 1994. Minority interest of $2.8 million in 1995 represents approximately 20% of ITGI's net earnings. The effective tax rate was approximately 41.2% in 1995 compared to approximately 45.0% in 1994. The 1995 effective tax rate was lower due to a reduction in the effective state tax rates and research and development tax credits.

     Primary earnings per share were $2.39 in 1995 on 12.0 million shares compared to $1.63 in 1994 on 12.4 million shares. Fully diluted earnings per share were $2.37 in 1995 on 12.0 million shares compared to $1.63 in 1994 on
12.4 million shares.

LIQUIDITY AND CAPITAL RESOURCES

     A substantial portion of the Company's assets are liquid, consisting of cash or assets readily convertible into cash. The majority of securities positions (both long and short) in the Company's trading accounts are readily marketable and actively traded. Receivables from brokers and dealers are primarily current open transactions or securities borrowed transactions which can be settled or closed out within a few days. Receivables from customers, officers and directors include margin balances and amounts due on uncompleted transactions. Most of the Company's receivables are secured by marketable securities.

     The Company's assets are funded by equity capital, senior debt, subordinated debt, temporary subordinated debt to facilitate certain underwritings, securities loaned, customer free credit balances, bank loans and other payables. Bank loans represent secured and unsecured short-term borrowings (usually overnight) which are generally payable on demand. Secured bank loans are collateralized by a combination of customer, non-customer and firm securities. JEFCO has obtained a $125 million revolving credit facility, which is guaranteed by the Company and which is intended to enhance JEFCO's underwriting capabilities. The Company has always been able to obtain necessary short-term borrowings in the past and believes that it will continue to be able to do so in the future. Additionally, the Company has letters of credit outstanding which are used in the normal course of business to satisfy various collateral requirements in lieu of depositing cash or securities.

     Total assets increased $611.0 million from $1,568.1 million at December 31, 1996 to $2,179.1 million at September 26, 1997. The increase in assets is mostly due to an increase in securities borrowed (included in receivable from brokers and dealers) and an increase in investments. The increase in securities borrowed is related to an increase in securities loaned (included in payable to brokers and dealers). During August 1997, the Company issued $100 million face value of Old Notes.

     JEFCO, ITG and W&D Securities, Inc., a Delaware corporation, the Company's execution service affiliate ("W&D"), are subject to the net capital requirements of the Commission and other regulators, which are designed to measure the general financial soundness and liquidity of broker-dealers. JEFCO, ITG and W&D have consistently operated in excess of the minimum requirements. As of September 26, 1997, JEFCO's, ITG's and W&D's net capital was $131.1 million, $24.7 million and $1.1 million, respectively, which exceeded minimum net capital requirements by $127.3 million, $24.5 million and $827,000, respectively. JEFCO, ITG and W&D use the alternative method of calculating their regulatory net capital.

     During the first nine months of 1997, the Company repurchased 496,513 shares (including 139,600 shares purchased in connection with the Company's Capital Accumulation Plan) of its Common Stock versus 824,651 shares (including 163,612 shares purchased in connection with the Company's Capital Accumulation
Plan) for the comparable 1996 period.

     In 1996, the Company redeemed $3.6 million face value of its 8.87% Subordinated Notes due 1997 in accordance with sinking fund requirements. Also in 1996, the Company repurchased 1,160,176 shares (including 207,312 shares purchased in connection with the Company's Capital Accumulation Plan) of its Common Stock at prices ranging from $22.63 to $37.25.

     In 1995, the Company redeemed $3.6 million face value of its 8.875% Subordinated Notes due 1997 in accordance with sinking fund requirements. Also in 1995, the Company repurchased 727,738 shares (including 267,936 shares purchased in connection with the Company's Capital Accumulation Plan) of its Common Stock at prices ranging from $14.31 to $23.25.

EFFECT OF THE COMMISSION'S ORDER HANDLING RULES


     In late 1996 the Commission adopted a series of rules which may have a significant impact on the Company's market making activities in Nasdaq securities. These rules, referred to as the Commission's Order Handling rules, require market makers to display, in certain circumstances, a customer's limit order. The implementation of these rules was phased-in during 1997. The impact on the profitability of the Company's activities as a market maker in Nasdaq securities remains unclear, although these rules appear to have had the effect of reducing the spread for certain Nasdaq securities, thereby decreasing the per-transaction profitability from such market making activity.


EFFECTS OF CHANGES IN FOREIGN CURRENCY RATES

     The Company maintains a foreign securities business in its foreign offices (London, Hong Kong, Zurich and Tokyo) as well as in some of its domestic offices. Most of these activities are hedged by related foreign currency liabilities or by forward exchange contracts. However, the Company is still subject to some foreign currency risk. A change in the foreign currency rates could create either a foreign currency transaction gain/loss (recorded in the Company's Consolidated Statements of Earnings) or a foreign currency translation adjustment to the stockholders' equity section of the Company's Consolidated Statements of Financial Condition.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on August 18, 1997 to the Purchasers, pursuant to the Purchase Agreement. The Purchasers are qualified institutional buyers, as defined in Rule 144A under the Securities Act, or accredited investors, as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act. As a condition to the Purchase Agreement, the Company and the Purchasers entered into the Registration Rights Agreement on August 18, 1997. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file with the Commission a registration statement under the Securities Act with respect to the New Notes within 90 days after the date of the original issuance of the Old Notes (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement covering the Exchange Offer to become effective under the Securities Act within 180 days after the Issue Date, and (iii) use its best efforts to consummate the Exchange Offer within 45 days after the Registration Statement covering the Exchange Offer is declared effective. The Registration Statement of which this Prospectus is a part is intended to satisfy such obligations of the Company under the Registration Rights Agreement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of the outstanding Old Notes. New Notes will be issued only in integral multiples of $1,000 to each tendering Eligible Holder whose Old Notes are accepted in the Exchange Offer. The Company will accept any Old Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. Old Notes that are not accepted for exchange will be returned as promptly as practicable after the Expiration Date. Eligible Holders may tender all or a portion of the Old Notes pursuant to the Exchange Offer.

     The form and terms of the New Notes under the Indenture will be identical in all material respects to the form and terms of the Old Notes. The New Notes evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture governing the Old Notes. The New Notes will bear interest from their date of issuance at the same rate and upon the same terms as the Old Notes. See "Description of the Notes." Accrued and unpaid interest on the Old Notes accepted for exchange for the period to but not including the date of issuance of the New Notes (the "Exchange Date") will be paid to the registered Holders of New Notes on the first interest payment date of the New Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued on and after the Exchange Date.

     As of the Date of this Prospectus, $100,000,000 aggregate principal amount
of the Old Notes are outstanding and there are           registered Holders
thereof. Solely for reasons of administration (and for no other purpose) the
Company has fixed the close of business of             , 1997, as the record
date (the "Record Date") for the Exchange Offer for purposes of determining the Holders of certificated Old Notes to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of Old Notes entitled to participate in the Exchange Offer.

     Eligible Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Tendering Eligible Holders will not be required to pay broker commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes for New Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain taxes which may be levied in the event of any transfer of ownership, in connection with the Exchange Offer. See "Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, or, at the Company's option, such earlier date upon which 100% of the Old Notes shall have been validly tendered pursuant to the Exchange Offer and not withdrawn, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer if it is determined that the Exchange Offer does not meet the conditions set forth in "Certain Conditions of the Exchange Offer" below, in each case by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make a public announcement of the delay, extension, termination, or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NOTES

     The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will be entitled to receive, in cash, accrued and unpaid interest thereon to, but not including, the date of issuance of the New Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from and after the date of issuance of the New Notes. Such accrued and unpaid interest on the Old Notes will be paid to registered Holders of the New Notes with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes.

     The New Notes bear interest (as do the Old Notes) at a rate equal to 7 1/2% per annum. Interest on the New Notes is payable on each February 15 and August 15, commencing on February 15, 1998.

PROCEDURES FOR TENDERING OLD NOTES

     The tender by an Eligible Holder as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Eligible Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) certificates for such Old Notes must be received by the Exchange Agent, together with the Letter of Transmittal; (ii) a Book-Entry Confirmation via the ATOP System, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent; or
(iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the NASD, a commercial bank or trust company having an office or correspondent in the United States or is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must either (i) be endorsed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution along with any other documents required upon transfer. The term "registered Holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the registrar for the Old Notes.

     Tenders may be made only in principal amounts of $1,000 and integral multiples thereof. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Old Notes deposited with the Exchange Agent provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole, reasonable discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to reject any particular Old Notes whose acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

     Any Beneficial Owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     Each Eligible Holder accepting the Exchange Offer is required to make the representations to the Company described under "Resales of the New Notes" below.

BOOK ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Old Notes by causing the Depository to transfer such Old Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer.

GUARANTEED DELIVERY PROCEDURES

     If a registered Holder of Old Notes desires to tender such Old Notes and such Old Notes are not immediately available, or if time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent on or prior to the Expiration Date, or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date, a tender may be effected if (i) the tender is made by or through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes, the certificate number or numbers of any Old Notes which will not be tendered by book-entry transfer, and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Except as set forth under "Certain Conditions of the Exchange Offer" below, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Depository, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that the Company has given oral or written notice thereof to the Exchange Agent, and provided further that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Eligible Holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at its address set forth under "Exchange Agent" below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn, (ii) identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (iii) if certificates for Old Notes were tendered, specify the name in which such Old Notes were registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Depository to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of the Depository. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company in its sole, reasonable discretion, which determination shall be final and binding on all parties. The Old Notes so withdrawn, if any, will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes that have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if, prior to the exchange of the New Notes for the Old Notes, the Company determines, in its sole discretion, that (i) there has been a commencement of any action, legal or governmental, with respect to the Exchange Offer or which the Company reasonably determines would make it inadvisable to proceed with the Exchange Offer, (ii) there has been a banking moratorium or similar event or international calamity involving the United States, (iii) there has been a change in the business or prospects of the Company that may have a material adverse effect on the Company, or (iv) the Exchange Offer violates any applicable law. If the Company makes any of the foregoing determinations, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders or (ii) extend the Exchange Offer, retain all Old Notes tendered prior to the Expiration Date, and use reasonable efforts to satisfy any such condition, subject, however, to the rights of Eligible Holders to withdraw such Old Notes (see "Withdrawal Rights" above). In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture (the "Trust Indenture Act").


     Holders of Old Notes may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, including provisions for liquidated damages (as described below), notwithstanding any nonfulfillment of the above conditions. Such conditions are not intended to modify such rights and remedies in any respect.



     Under the Registration Rights Agreement, if, other than as a result of actions by the Holders of the Old Notes, (i) the Registration Statement filed with the Commission relating to the Exchange Offer has not been declared effective by the Commission by the Effectiveness Date (as defined below), or
(ii) on or prior to the Consummation Date (as defined below), the Exchange Offer has not been consummated, then the Company will pay to each Holder of the Old Notes an additional amount equal to $0.05 per week (or partial week) per $1,000 principal amount of the Old Note held by such holder, during the first 90-day period immediately following the Effectiveness Date referred to in (i) above, or the Consummation Date referred to in (ii) above, as liquidated damages, provided that the amount of liquidated damages will increase by an additional $0.05 per week (or partial week), per $1,000 principal amount at the beginning of each subsequent 90-day period in the case of (i) or (ii) above, to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount, which provision for liquidated damages will continue until such condition noted in (i) or (ii) has been cured. "Effectiveness Date" means the date 180 days from the date of the Registration Rights Agreement, provided that, in the event such date is not a Business Day, the next succeeding Business Day. "Consummation Date" means the date 45 days from the Effectiveness Date, provided that, in the event such date is not a Business Day, the next succeeding Business Day. Liquidated damages accrued as of any interest payment date will be payable on such date.


TERMINATION OF CERTAIN RIGHTS

     Eligible Holders of the Old Notes to whom this Exchange Offer is made have certain rights under the Registration Rights Agreement and Purchase Agreement that will terminate upon the consummation of the Exchange Offer, which rights include, without limitation, (a) the right to require the Company (i) to file with the Commission the Exchange Offer Registration Statement under the Securities Act within 90 days following the Issue Date; (ii) to use its best efforts to cause such Registration Statement to become effective under the Securities Act within 180 days after the Issue Date; (iii) to consummate the Exchange Offer within 45 days after the Registration Statement covering the Exchange Offer is declared effective; and (iv) if certain events described in the Registration Rights Agreement occur (x) to file a Shelf Registration Statement covering resales of the Old Notes, (y) to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (z) to keep such Shelf Registration Statement effective for the period described in the Registration Rights Agreement; and (b) the right to receive liquidated damages from the Company under certain circumstances described in the Registration Rights Agreement.

EXCHANGE AGENT

     All tendered Old Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent at one of the addresses set forth below. In addition, any questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal, and other related documents should be addressed to the Exchange Agent:

  If by overnight carrier or by     If by registered or certified            If by Facsimile:
               hand:                            mail:
       The Bank of New York              The Bank of New York                 (212) 815-6339
        101 Barclay Street             101 Barclay Street -- 7E
 Corporate Trust Services Window       New York, New York 10286           Confirm by telephone:
           Ground Level              Attn: Reorganization Section             (212) 815-2742
     New York, New York 10286
Attention: Reorganization Section

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of the Company and its affiliates. The Company has not retained any dealer-manager in connection with the Exchange Offer. The Company, however, will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding this Prospectus and the related Exchange Offer documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company also will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated to be approximately $100,000. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees, filing fees and printing costs.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the Exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     With respect to resales of New Notes, based on an interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that an Eligible Holder (other than (i) an affiliate of the Company within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer, except as provided below) who exchanges Old Notes for New Notes in the ordinary course of its business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any Eligible Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Eligible Holder cannot rely on the position of the Staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

     As contemplated by the above no-action letters and the Registration Rights Agreement, each Holder of Old Notes accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) any New Notes are to be acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of such Old Notes nor any such other person receiving such New Notes is participating, intends to participate, or has any arrangement or understanding with any person to participate, in the distribution of the New Notes, and (iii) except as otherwise disclosed, neither the Holder of such Old Notes nor any such other person is an affiliate of the Company within the meaning of Rule 405 under the Securities Act. Further, each Holder of Old Notes accepting the Exchange Offer must acknowledge that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes and cannot rely on the no-action letters discussed above.


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, for a period of 180 days after the Expiration Date. The Company will make this Prospectus available to any broker-dealer, at no charge, for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act or any state securities laws.

                                    BUSINESS

     The Company is a holding company which, through its four primary subsidiaries, Jefferies & Company, Inc., Investment Technology Group, Inc., Jefferies International Limited and Jefferies Pacific Limited, is engaged in securities brokerage and trading, corporate finance and other financial services. The term "Company" refers, unless the context requires otherwise, to Jefferies Group, Inc., its subsidiaries, predecessor entities, and W&D Securities, Inc. The Company was originally incorporated in 1973 as a holding company for JEFCO and was reincorporated in Delaware on August 10, 1983. The Company and its various subsidiaries maintain offices in Los Angeles, New York, Short Hills, Jersey City, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London, Hong Kong, Zurich and Tokyo.

     As of December 31, 1996, the Company and its subsidiaries had 909 full-time employees, including 429 representatives registered with the National Association of Securities Dealers, Inc. ("NASD"). The Company's executive offices are located at 11100 Santa Monica Boulevard, Los Angeles, California 90025, and its telephone number is (310) 445-1199.

JEFFERIES & COMPANY, INC.

     JEFCO was founded in 1962 and is engaged in equity, convertible debt and taxable fixed income securities brokerage and trading and corporate finance. JEFCO is one of the leading national firms engaged in the distribution and trading of blocks of equity securities both on the national securities exchanges and in the "third market." The term "third market" refers to transactions in listed equity securities effected away from national securities exchanges. JEFCO's revenues are derived primarily from commission revenues and market making or trading as principal in equity, taxable fixed income and convertible securities with or on behalf of institutional investors, with the balance generated by corporate finance and other activities. JEFCO has continued to add to its equity research capabilities and currently provides equity research in the areas of energy, health care, telecommunications, consumer, real estate investment trusts, gaming and entertainment, business services, and financial services.

INVESTMENT TECHNOLOGY GROUP, INC.

     ITGI is a holding company which is publicly traded (Nasdaq: ITGI) and is approximately 83% owned by the Company. Its wholly-owned subsidiary, ITG Inc. ("ITG"), is a leading provider of technology-based equity trading services and transaction research to institutional investors and brokers. ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG's expanding range of services includes: POSIT(R), the world's largest intra-day electronic equity matching system; QuantEX(R), a fully-integrated trade routing, analysis, and management system; and ISIS, a set of analytical tools for systematically lowering the costs of trading.

JEFFERIES INTERNATIONAL LIMITED AND JEFFERIES PACIFIC LIMITED

     JIL, a broker-dealer subsidiary of the Company, was incorporated in 1986 in England. JIL is a member of The International Stock Exchange and The Securities and Futures Authority. JIL introduces customers trading in U.S. securities to JEFCO and also trades as a broker-dealer in international equity and convertible securities and American Depositary Receipts ("ADRs"). In 1995, JIL formed a wholly-owned subsidiary, Jefferies (Switzerland) Ltd. In 1996, JIL formed a wholly-owned subsidiary, Jefferies (Japan) Limited, which maintains a branch office in Tokyo.

     JPL, a broker subsidiary of the Company, was incorporated in 1992 in Hong Kong. JPL presently introduces foreign customers trading in U.S. securities to JEFCO. JPL commenced operations in 1993 and has not yet generated material revenues.

W&D SECURITIES, INC.

     W&D primarily provides execution services on the New York Stock Exchange ("NYSE") and other exchanges to JEFCO and ITG. In order to comply with regulatory requirements of the NYSE that generally prohibit NYSE members and their affiliates from executing, as principal and, in certain cases, as agent, transactions in NYSE-listed securities off the NYSE, the Company gave up its formal legal control of W&D, effective January 1, 1983, by exchanging all of the W&D common stock owned by it for non-voting preferred stock of W&D. The common stock of W&D is presently held by an officer of W&D who has agreed with the Company that, at the option of the Company, he will sell such stock to the Company for nominal consideration. In the event that the Company were to regain ownership of such common stock, the Company believes that the NYSE would assert that W&D would be in violation of the NYSE's rules unless similar arrangements satisfactory to the NYSE were made with respect to the ownership of the common stock.

     While the NYSE has generally approved the above arrangements, there can be no assurance that it will not raise objections in the future. In light of these arrangements and the high proportion of the equity of W&D represented by the non-voting preferred stock held by the Company, W&D is consolidated as a subsidiary of the Company for financial statement purposes. The Company believes that it can make satisfactory alternative arrangements for executing transactions in listed securities on the NYSE if it were precluded from doing so through W&D.

COMMISSION BUSINESS

     A substantial portion of the Company's revenues is derived from customer commissions on brokerage transactions in equity (primarily listed) and debt securities for domestic and international investors such as investment advisors, banks, mutual funds, insurance companies and pension and profit sharing plans. Such investors normally purchase and sell securities in block transactions, the execution of which requires special marketing and trading expertise. The Company is one of the leading national firms in the execution of equity block transactions, and believes that its institutional customers are attracted by the quality of the Company's execution (with respect to considerations of quantity, timing and price) and its competitive commission rates, which are negotiated on the basis of market conditions, the size of the particular transaction and other factors. In addition to domestic equity securities, the Company executes transactions in taxable fixed income securities, domestic and international convertible securities, international equity securities, ADRs, options, preferred stocks, financial futures and other similar products.

     All of JEFCO's equity account executives are electronically interconnected through a system permitting simultaneous verbal and graphic communication of trading and order information by all participants. JEFCO believes that its execution capability is significantly enhanced by this system, which permits its account executives to respond to each other and to negotiate order indications directly with customers rather than through a separate trading department.

PRINCIPAL TRANSACTIONS

     In the regular course of its business, JEFCO takes securities positions as a market-maker to facilitate customer transactions and for investment purposes. In making markets and when trading for its own account, JEFCO exposes its own capital to the risk of fluctuations in market value. Trading profits (or losses) depend primarily upon the skills of the employees engaged in market making and position taking, the amount of capital allocated to positions in securities and the general trend of prices in the securities markets.

     JEFCO monitors its risk by maintaining its securities positions at or below certain pre-established levels. These levels reduce certain opportunities to realize profits in the event that the value of such securities increases. However, they also reduce the risk of loss in the event of a decrease in such value and result in controlled interest costs incurred on funds provided to maintain such positions.

     Equities. The Equities Division makes markets in over 400 over-the-counter equity and ADR securities, and trades securities for its own account, as well as to accommodate customer transactions. The International Division engages in hedged trading involving securities listed or traded in both domestic and foreign markets.

     Taxable Fixed Income. The Taxable Fixed Income Division trades high grade and non-investment grade public and private debt securities. The Division specializes in trading and making markets in over 300 unrated or less than investment grade corporate debt securities and accounts for these positions at market value. At

September 26, 1997, the aggregate long and short market value of these positions was $20.8 million and $34.0 million, respectively. Risk of loss upon default by the borrower is significantly greater with respect to unrated or less than investment grade corporate debt securities than with other corporate debt securities. These securities are generally unsecured and are often subordinated to other creditors of the issuer. These issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. There is a limited market for some of these securities and market quotes are generally available from a small number of dealers.

     Convertible Securities and Warrants. The Company also trades domestic and international convertible securities and warrants and assists corporate and institutional clients in identifying attractive investments in these securities and warrants.

     Other Proprietary Trading. The Company invests in statistically-defined market-neutral strategies in the equities markets in an effort to earn above market rates on invested capital.

CORPORATE FINANCE

     JEFCO's Corporate Finance Division offers corporations a full range of advisory as well as debt and equity financing services which include private placements and public offerings of debt and equity securities, debt refinancings, recapitalizations, mergers and acquisitions advice, exclusive sales advice, structured financings and securitizations, consent and waiver solicitations, and company and bondholder representations in corporate restructurings.

     Investment banking activity involves both economic and regulatory risks. An underwriter may incur losses if it is unable to sell the securities it is committed to purchase or if it is forced to liquidate its commitments at less than the agreed upon purchase price. In addition, under the Securities Act and other laws and court decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for material misstatements or omissions in prospectuses and other communications with respect to underwritten offerings. Further, underwriting commitments constitute a charge against net capital and JEFCO's underwriting commitments may be limited by the requirement that it must, at all times, be in compliance with the Uniform Net Capital Rule 15c3-1 of the Commission.

     JEFCO intends to continue to pursue opportunities for its corporate customers which may require it to finance and/or underwrite the issuance of securities. Under circumstances where JEFCO is required to act as an underwriter or to trade on a proprietary basis with its customers, JEFCO may assume greater risk than would normally be assumed in certain other principal transactions.

INTEREST

     The Company derives a substantial portion of its interest revenues, and incurs a substantial portion of its interest expenses, in connection with its securities borrowed/securities loaned activity. The Company also earns interest on its securities portfolio, on its operating and segregated balances, on its margin lending activity and on certain of its investments.

     Securities Borrowed/Securities Loaned. In connection with both its trading and brokerage activities, the Company borrows securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lends securities to other brokers and dealers for similar purposes. The Company has an active securities borrowed and lending matched book business ("Matched Book"), in which the Company borrows securities from one party and lends them to another party. When the Company borrows securities, the Company provides cash to the lender as collateral, which is reflected in the Company's financial statements as receivable from brokers and dealers. The Company earns interest revenues on this cash collateral. Similarly, when the Company lends securities to another party, that party provides cash to the Company as collateral, which is reflected in the Company's financial statements as payable to brokers and dealers. The Company pays interest expense on the cash collateral received from the party borrowing the securities. A substantial portion of the Company's interest revenues and interest expense results from the Matched Book activity.

     Margin Lending. Customers' transactions are executed on either a cash or margin basis. In a margin transaction, the Company extends credit to the customer, collateralized by securities and cash in the customer's account, for a portion of the purchase price, and receives income from interest charged on such extensions of credit.

     In permitting a customer to purchase securities on margin, the Company is subject to the risk that a market decline could reduce the value of its collateral below the amount of the customer's indebtedness and that the customer might otherwise be unable to repay the indebtedness.

     In addition to monitoring the creditworthiness of its customers, the Company also considers the trading liquidity and volatility of the securities it accepts as collateral for its margin loans. Trading liquidity and volatility may be dependent, in part, upon the market on which the security is traded, the number of outstanding shares of the issuer, events affecting the issuer and/or securities markets in general, and whether or not there are any legal restrictions on the sale of the securities. Certain types of securities have historical trading patterns which may assist the Company in making its evaluation. Historical trading patterns, however, may not be good indicators over relatively short time periods or in markets which are affected by unusual or unexpected developments. The Company considers all of these factors at the time it agrees to extend credit to customers and continues to review its extensions of credit on an ongoing basis.

     The majority of the Company's margin loans are made to United States citizens or to corporations which are domiciled in the United States. The Company may extend credit to investors or corporations who are citizens of foreign countries or who may reside outside the United States. The Company believes that should such foreign investors default upon their loans with the Company and should the collateral for those loans be insufficient to satisfy the investors' obligations to the Company, the Company may experience more difficulty in collecting investors' outstanding indebtedness than would be the case if investors were citizens or residents of the United States.

     Although the Company attempts to minimize the risk associated with the extension of credit in margin accounts, there is no assurance that the assumptions on which the Company bases its decisions will be correct or that the Company is in a position to predict factors or events which will have an adverse impact on any individual customer or issuer, or the securities markets in general.

COMPETITION

     All aspects of the business of the Company are intensely competitive. The Company competes directly with numerous other brokers and dealers, investment banking firms and banks. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services. These developments and others have resulted, and may continue to result, in significant additional competition for the Company.

     Member firms of the NYSE generally are prohibited from effecting transactions when acting as principal and, in certain cases, as agents, in listed equity securities off the NYSE, and therefore, unlike JEFCO, are precluded from effecting such transactions in the third market. Such firms may execute certain transactions in listed equity securities in the third market for customers, although typically they do not do so. Since firms which the Company regards as its major competitors in the execution of transactions in equity securities for institutional investors are members of the NYSE, any removal of these prohibitions could adversely affect the Company's business.

REGULATION

     The securities industry in the United States is subject to extensive regulation under both federal and state laws. The Commission is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally the NASD and the securities exchanges, are actively involved in the regulation of broker-dealers. These self-regulatory organizations conduct periodic examinations of member broker-dealers in accordance with rules they have adopted and amended from time to time, subject to approval by the Commission. Securities firms are also subject to regulation by state securities commissions in those states in which they do business. JEFCO is registered as a broker-dealer in 50 states, the District of Columbia and Puerto Rico. ITG is registered as a broker-dealer in 49 states and the District of Columbia. W&D is registered as a broker-dealer in 23 states.

     Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension, expulsion of a broker-dealer, its officers or employees, or revocation of broker-dealer licenses. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

     As registered broker-dealers, JEFCO, ITG and W&D are required by law to belong to the Securities Investor Protection Corporation ("SIPC"). In the event of a member's insolvency, the SIPC fund provides protection for customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

     Net Capital Requirements. Every U.S. registered broker-dealer doing business with the public is subject to the Commission's Uniform Net Capital Rule (the "Rule"), which specifies minimum net capital requirements. Jefferies Group, Inc. is not a registered broker-dealer and is therefore not subject to the Rule; however, its United States broker-dealer subsidiaries are subject thereto.

     The Rule provides that a broker-dealer doing business with the public shall not permit its aggregate indebtedness to exceed 15 times its adjusted net capital (the "basic method") or, alternatively, that it not permit its adjusted net capital to be less than 2% of its aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with such Rule (the "alternative method"). JEFCO, ITG and W&D use the alternative method of calculation.

     Compliance with applicable net capital rules could limit operations of JEFCO or ITG, such as underwriting and trading activities, that require use of significant amounts of capital, and may also restrict loans, advances, dividends and other payments by JEFCO or ITG to the Company. At September 26, 1997, JEFCO's, ITG's and W&D's net capital was $131.1 million, $24.7 million and $1.1 million, respectively, which exceeded minimum net capital requirements by $127.3 million, $24.5 million and $827,000, respectively.

                                   PROPERTIES

     The Company maintains sales offices in Los Angeles, New York, Short Hills, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London, Hong Kong, Zurich and Tokyo. In addition, the Company maintains operations offices in Los Angeles and Jersey City. The Company leases all of its office space which management believes is adequate for the Company's business. (For information concerning leasehold improvements and rental expense, see notes 1, 6 and 11 of Notes to Consolidated Financial Statements.)

                               LEGAL PROCEEDINGS

     For a description of legal proceedings involving the Company and its subsidiaries, see "Legal Proceedings" included as Part II, Item 1 of the Company's Quarterly Report on Form 10-Q for the period ended September 26, 1997.

                                   MANAGEMENT

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers and directors of the Company:

                    NAME              AGE                      POSITION
        ----------------------------  ---   -----------------------------------------------
        Frank E. Baxter               60    Chairman of the Board, Chief Executive Officer
        Richard G. Dooley             68    Director
        Tracy G. Herrick              63    Director
        Raymond L. Killian, Jr.       60    Director
        Michael L. Klowden            52    Director, President, Chief Operating Officer
        Frank J. Macchiarola          56    Director
        Barry M. Taylor               57    Director
        Mark A. Wolfson               45    Director

     Frank E. Baxter, 60, has been Chairman of the Board since September 26, 1990, Chief Executive Officer since March 19, 1987, and a Director of the Company and JEFCO since 1975. Mr. Baxter has previously served as President of the Company and of JEFCO from January 1986 until December 1996, Executive Vice President, National Sales Manager and New York Branch Manager of JEFCO, and Managing Director of the Company's U.K. subsidiary. Mr. Baxter has been a Director of ITGI since March 1994, and was a Director of ITG, from January 1994 through January 1997.

     Richard G. Dooley, 68, has been a Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley is also a Director of Advest Group, Inc. (since 1983), Hartford Steam Boiler Inspection and Insurance Company (since 1984), Kimco Realty Corporation (since 1990), ITGI (since 1996) and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley is Chairman of the Company's Compensation Committee and a member of the Audit Committee.

     Tracy G. Herrick, 63, has been a Director of the Company since 1983 and of JEFCO since 1981. He is also President of Tracy G. Herrick, Inc., an economic consulting firm, and a Director of Anderson Capital Management, a registered investment adviser, and of The Committee for Monetary Research and Education.

     Raymond L. Killian, Jr., 60, has been a Director of the Company since January 1997. Mr. Killian has been the Chairman of the Board of ITGI and of ITG since January 1997, has been a member of the Board of ITGI since March 1994, and served as the President and Chief Executive Officer of ITGI from March 1994 until January 1997. Mr. Killian has been on ITG's Board from 1992, directed the activities of ITG from 1987 until January 1997, and was President and Chief Executive Officer of ITG from 1992 until January 1997. Mr. Killian was a Director of the Company from 1985 to 1992, an Executive Vice President of the Company from 1985 to 1995, a Director and an Executive Vice President of JEFCO from 1985 to 1991, and served as National Sales Manager of JEFCO from 1985 to 1990.

     Michael L. Klowden, 52, has been a Director of the Company since May 1987 and the President and Chief Operating Officer of the Company and of JEFCO since December 1996. From May 1995 until December 1996, he was Vice Chairman of the Company and of JEFCO. Mr. Klowden has been a Director of JEFCO since May 1995, and has been a trustee of the University of Chicago since 1986. From 1978 until May 1995, Mr. Klowden was a senior partner of Morgan, Lewis & Bockius LLP. Mr. Klowden has been a Director of ITGI since January 1997.

     Frank J. Macchiarola, 56, has been a Director of the Company since August 1991. He is currently the President of St. Francis College. He also serves as special counsel to the law firm of Newman, Tannenbaum, Halpern, Syracuse & Hirschtritt. Previously, he was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City (1991 to 1996), Professor of Business in the Graduate School of Business at Columbia University (1987 to 1991), and President and Chief Executive Officer of the New York City Partnership, Inc. (1983 to 1987). Prior to 1985, he was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991, and a Director of Johns Manville Corporation since 1996. Mr. Macchiarola is Chairman of the Company's Audit Committee and a member of the Compensation Committee.

     Barry M. Taylor, 57, has been an Executive Vice President and Director of the Company since 1983 and a Director of JEFCO since 1981. Mr. Taylor has been a sales executive of JEFCO since 1974 and was Los Angeles Branch Manager from February 1983 through June 1984.

     Mark A. Wolfson, 45, has been a Director of the Company since July 1991. Mr. Wolfson has been a principal of Arbor Investors, a private investment company, since 1995, President of MW General, Inc. since 1994, and a Vice President of Keystone, Inc., the primary investment vehicle of Robert M. Bass, since 1995. He is also a Professor at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977, including a term as Associate Dean from 1990 through 1993, and has taught at the University of Chicago and Harvard University. Mr. Wolfson has been a Director of ITGI since June 1994, a Director of Oreck Corp. since 1996, a Director of Oreck Manufacturing Corp. since 1997 and a member of the Board of Advisors of FEP Capital Holdings, L.P., since 1995. Mr. Wolfson is a member of the Company's Audit and Compensation Committees.

OTHER EXECUTIVE OFFICERS

     The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Baxter, Klowden and Taylor, for whom information is provided above, the following sets forth information as to the Executive Officers:

     Louis V. Bellucci, Sr., 60, has been a Senior Managing Director and the Director of the Equities Division of JEFCO since July 1997, was the National Equity Sales Manager of JEFCO from January 1991 through July 1997, and has been Executive Vice President and a Director of JEFCO since 1985. Prior to 1985, Mr. Bellucci was Co-Manager of JEFCO's New York branch office.

     Jonathan Cunningham, 35, has been an Executive Vice President of the Company since 1994, a Director of JEFCO since 1993, and Managing Director of the Convertible Securities Department of JEFCO since January 1997. Mr. Cunningham was Senior Vice President of JEFCO from 1991 to 1993 and was the Assistant National Sales Manager of the Convertible Securities Department from 1994 through 1996.

     David F. Eisner, 39, has been an Executive Vice President of the Company and Executive Vice President and a Director of JEFCO since August 1992. Mr. Eisner was previously Chairman of Madison Capital Advisors, Inc., a consulting and financial advisor firm (April 1992 to August 1992), Senior Vice President of Providence Capital, Inc., a securities broker-dealer (January 1991 to March
1992), a Vice President of JEFCO (March 1988 to December 1990), a Director of ITGI (March 1994 to January 1997) and a Director of ITG (January 1994 to January
1997).

     Jerry M. Gluck, 50, has been Secretary and General Counsel of the Company and JEFCO since May 1985 and a Director of JEFCO since November 1984. From March 1994 until September 1995, Mr. Gluck was the Secretary of ITGI.

     Richard B. Handler, 36, has been an Executive Vice President of JEFCO since April 1990 and a Director of JEFCO since May 1993. Mr. Handler is the Manager of the Taxable Fixed Income Division of JEFCO.

     Clarence T. Schmitz, 49, has been an Executive Vice President and the Chief Financial Officer of the Company and an Executive Vice President and a Director of JEFCO since February 1995. Prior to 1990, Mr. Schmitz founded and chaired KPMG Peat Marwick's ("KPMG") International Mergers and Acquisitions Group. From 1990 until May 1993, Mr. Schmitz was the Managing Partner of KPMG's Los Angeles Business Unit and a member of KPMG's Board of Directors. From June 1993 until January 1995,

Mr. Schmitz was the National Managing Partner for KPMG's Manufacturing, Retailing and Distribution line of business, and was a member of KPMG's Management Committee. Mr. Schmitz has been a Director of RVI Services Co., Inc. since February 1995, a Director of Leslie's Poolmart since November 1996, and a Director of the Los Angeles Area Chamber of Commerce, since 1996.

     Clifford A. Siegel, 40, has been an Executive Vice President of JEFCO since May 1992, a Director of JEFCO since May 1991, and Managing Director of Jefferies International Limited, the Company's wholly owned U.K. subsidiary, since February 1995. From June 1990 until May 1992, Mr. Siegel was a Senior Vice President of JEFCO. Prior to June 1990, Mr. Siegel was President of Cresvale International Inc., a registered securities broker-dealer.

     Maxine Syrjamaki, 53, has been Controller of the Company since May 1987, an Executive Vice President of JEFCO since November 1986 and Chief Financial Officer of JEFCO since September 1984.

                            DESCRIPTION OF THE NOTES

     The following is a summary of the material terms and provisions of the Notes. The New Notes will be issued pursuant to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture, and the Trust Indenture Act for a statement thereof. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). Definitions of certain capitalized terms used in the following summary are set forth throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. References to the "Company" as used in this "Description of the Notes" are to Jefferies Group, Inc.

GENERAL

     On August 18, 1997, the Company issued $100,000,000 principal amount of Old Notes under the Indenture. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the new Notes, will be treated as a single class of securities under the Indenture.

     The Notes are limited in aggregate principal amount to $100 million and will mature on August 15, 2007. They will not be redeemable prior to maturity and will not be entitled to the benefit of a sinking fund. The Notes will bear interest at the rate stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15, of each year, commencing on February 15, 1998, to the persons in whose names such Notes are registered at the close of business on February 1 or August 1 next preceding such Interest Payment Date. Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof.

     The Notes are senior, unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. At September 26, 1997, the Company had approximately $152.8 million of senior indebtedness. The Notes are effectively subordinated to claims of creditors of the Company's subsidiaries. The business operations of the Company are conducted through its operating subsidiaries, and therefore the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations under the Notes. Dividends, loans and advances from certain subsidiaries, including JEFCO, to the Company are restricted by net capital requirements under the Exchange Act and under the rules of certain exchanges and other regulatory bodies.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, City of New York, and such other office or agency of the Company as may be maintained for such purpose. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at 101 Barclay Street, New York, New York 10286.

COVENANTS

     Limitation on Certain Liens. The Indenture contains, among other covenants, a covenant providing that the Company will not, and will not permit any Material Subsidiary to, issue, assume, incur or guarantee any Indebtedness for borrowed money secured by a Lien (other than Permitted Liens) upon any shares of the Voting Stock of a Material Subsidiary which shares are owned by the Company or its Material Subsidiaries without effectively providing that the Notes (and if the Company so elects, any other indebtedness of the Company ranking on a parity with the Notes) shall be secured equally and ratably with, or prior to, any such secured Indebtedness so long as such Indebtedness remains outstanding.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is made on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated person and (b) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million in any fiscal year, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (a) above and such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; provided, however, that (i) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company, such Subsidiary, or W&D; (ii) transactions between or among the Company, its Subsidiaries and/or W&D; and (iii) Affiliate Transactions entered into prior to the Issue Date, shall be deemed not to be Affiliate Transactions.


     Repurchase of Notes at the Option of the Holder Upon a Change of Control. The Indenture provides that in the event that a Change of Control (as defined below) occurs, each Holder of Notes shall have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date that is no later than 40 Business Days after the occurrence of such Change of Control (the "Change of Control Payment Date"), at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any (the "Change of Control Purchase Price"), to and including the Change of Control Payment Date.



     The Company shall notify the Trustee within five Business Days after each date upon which the Company knows, or reasonably should know, of the occurrence of a Change of Control. Within 10 Business Days after the Company knows, or reasonably should know, of the occurrence of each Change of Control, the Company shall make an irrevocable, unconditional offer (a "Change of Control Offer") to all Holders of Notes to repurchase all of the Notes at the Change of Control Purchase Price. Written notice of a Change of Control offer shall be sent at least 20 days prior to the third Business Day prior to the Change of Control Payment Date (the "Change of Control Put Date"), by first class mail, to each Holder at its registered address, with a copy to the Trustee. The notice to Holders shall contain all instructions and materials required by applicable law and shall contain or make available to Holders other information material to such Holders' decision to tender Notes pursuant to the Change of Control Offer.



     On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer prior to the close of the third Business Day preceding the Change of Control Payment Date, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.



     "Change of Control" means any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company if as a result and within 60 days, of such person or group becoming the beneficial owner of such voting power, the Notes do not have a rating of BBB- or higher by Standard & Poor's; provided, however that a Change of Control shall not be deemed to have occurred (a) as a result of the formation of such a "group" or the acquisition of shares of Capital Stock of the Company by such group if such group includes existing Affiliates and/or persons who beneficially own in the aggregate, as of the date of the Indenture, 20% or more of the outstanding shares of Capital Stock of the Company on the date of the Indenture or (b) by virtue of the Company, any Subsidiary, any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary, or any other person holding Capital Stock of the Company for or pursuant to the terms of any such employee benefit plan, becoming a beneficial owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company.



     Repurchase of Notes at the Option of the Holder Upon a Prohibited Restricted Payment. The Indenture provides that, in the event that a Prohibited Restricted Payment (as defined below) occurs, each Holder of Notes shall have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date that is no later than 40 Business Days after the occurrence of such Prohibited Restricted Payment (the "Prohibited Payment Purchase Date"), at a cash price equal to 102% of the principal amount thereof, plus accrued and unpaid interest, if any (the "Prohibited Payment Purchase Price"), to and including the Prohibited Payment Purchase Date.



     The Company shall notify the Trustee within five Business Days after each date upon which the Company knows, or reasonably should know, of the occurrence of a Prohibited Restricted Payment. Within 10 Business Days after the Company knows, or reasonably should know, of the occurrence of a Prohibited Restricted Payment, the Company shall make an irrevocable, unconditional offer (a "Prohibited Payment Offer") to all Holders of Notes to repurchase all of the Notes at the Prohibited Payment Purchase Price. Written notice of a Prohibited Restricted Payment offer shall be sent at least 20 days prior to the third Business Day prior to the Prohibited Payment Purchase Date (the "Prohibited Payment Put Date"), by first class mail, to each Holder at its registered address, with a copy to the Trustee. The notice to Holders shall contain all instructions and materials required by applicable law and shall contain or make available to Holders other information material to such Holders' decision to tender Notes pursuant to the Prohibited Payment Offer.



     On or before the Prohibited Payment Purchase Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Prohibited Payment Offer prior to the close of the third Business Day preceding the Prohibited Payment Purchase Date, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Prohibited Payment Purchase Price of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the Prohibited Payment Purchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Prohibited Payment Offer on or as soon as practicable after the Prohibited Payment Purchase Date.

     "Prohibited Restricted Payment" means a "Restricted Payment" (as defined hereafter) made if the Company's senior unsecured debt does not have a rating of BBB- or higher by Standard & Poor's, and if after giving effect to the Restricted Payment, the Consolidated Net Worth Ratio (as defined hereafter) would be greater than 2.00 to one. "Restricted Payment" means (a) a direct or indirect declaration or payment of any dividends or the making of any distribution on the Company's Capital Stock or to the holders of its Capital Stock (other than dividends or distributions payable in the Company's Common Stock or its shares of Capital Stock of the same class held by such holders or in options, warrants or other rights to purchase the Company's Common Stock or such Capital Stock); or (b) the direct or indirect purchase, redemption or other acquisition or retirement for value, or the Company's permitting any Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire for value, any such Capital Stock (other than in exchange for the Company's Common Stock or options, warrants or other rights to purchase the Company's Common Stock or such Capital Stock). "Consolidated Net Worth Ratio" means, with respect to any Person, as of the date of calculation, the ratio of (i) the aggregate amount of indebtedness which is characterized as long-term indebtedness in accordance with GAAP, of such person and each subsidiary (where the financial statements of such subsidiary shall be, or should be, consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP), as of the date of calculation, to (ii) the Consolidated Net Worth of such person as of the date of calculation.



     The Indenture provides that failure by the Company to repurchase the Notes when required under either the Change of Control or Prohibited Restricted Payment provisions as described above, will result in an Event of Default with respect to the Notes. The Company's ability to repurchase the Notes upon a Change of Control may be limited by covenants contained in future indebtedness.



     To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules and regulations which may then be applicable to any offer by the Company to repurchase the Notes at the option of Holders upon a Change of Control.


CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Capital Lease Obligation" means, at the time any determination thereof is made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or the equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the final date of maturity of the Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guaranty" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under interest rate swap agreements, interest rate cap agreements, and interest rate collar agreements, and other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holder" or "Security Holder" means the person in whose name a security is registered on the registrar's book.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guaranty of any indebtedness of such Person or any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including a Guaranty), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law.

     "Material Subsidiary" means (i) any Subsidiary of the Company which at June 27, 1997 was a Significant Subsidiary or any successor to such Subsidiary and
(ii) any other Subsidiary of the Company or any of its Subsidiaries if the Company's or any of its Subsidiaries' Investments in such Subsidiary at the date of determination thereof, represent 20% or more of the Company's Consolidated Net Worth as of such date; provided, however, that clause (ii) shall not include any Subsidiary if, at the time that it became a Subsidiary, the Company contemplated commencing a voluntary case or proceeding under the Bankruptcy Law with respect to such Subsidiary.

     "Minimum Net Capital Amount" means, as of any date, the product of (i) the minimum Net Capital required by Rule 15c3-1 under the Exchange Act and (ii) 150%.

     "Net Capital" shall have the meaning set forth in Rule 15c3-1 under the Exchange Act.

     "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Liens" means (a) Liens in favor of the Company; (b) Liens on any shares of Voting Stock of any corporation existing at the time such corporation becomes a Material Subsidiary of the Company (and any extensions, renewals or replacements thereof); (c) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; and (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

     "Person or person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" when used with respect to any Note means August 15, 2007.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

MERGER AND CONSOLIDATION

     The Indenture provides that the Company may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or, directly or indirectly, sell, lease, assign, convey or transfer its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated persons unless (A) either the Company shall be the continuing person, or the successor (if other than the Company) is a corporation organized under the laws of any domestic jurisdiction and expressly assumes the Company's obligations under the Indenture and the Notes issued thereunder; (B) immediately after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing; and (C) if a supplemental indenture is required in connection with such transaction, certain certificates and legal opinions are delivered.

     The Indenture provides that, upon any consolidation or merger or transfer of the properties and assets of the Company substantially as an entirety as described in the preceding paragraph, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall be substituted for the Company with the same effect as if such successor corporation had been named as the Company in the Indenture. Thereafter, the Company shall be relieved of the performance and observance of all obligations and covenants of such Indenture and the Notes, including but not limited to the obligation to make payment of the principal of and interest, if any, on all the Notes then outstanding, and the Company may thereupon or any time thereafter be liquidated and dissolved.

SATISFACTION AND DISCHARGE


     The Company will be discharged from its obligations under the outstanding Notes upon satisfaction of the following principal conditions: (a) the Company has irrevocably deposited with the Trustee either money, U.S. Government Obligations, or a combination thereof, in an amount which will through the payment of principal and interest, and in the case of U.S. Government Obligations taking into account payment of all Federal, state and local taxes or other charges or assessments in respect thereof payable by the Trustee, in the written opinion of independent public accountants delivered to the Trustee, be sufficient to pay and discharge the entire principal of, premium, if any, and interest to Stated Maturity on the outstanding Notes on the dates on which any such payments are due and payable in accordance with the terms of the Indenture; (b) the Company has paid or caused to be paid all other sums payable with respect to the outstanding Notes; (c) the Trustee has received an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; and (d) the Trustee has received an opinion of tax counsel to the effect that such deposit and discharge will not cause the Holders of the Notes to recognize income, gain or loss for federal income tax purposes and that the Holders will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. Upon such discharge, the Company will be deemed to have satisfied all the obligations under the Indenture, except for obligations with respect to registration of transfer and exchange of the Notes, the rights of the Holders to receive from deposited funds payment of the principal of (and premium, if any) and interest on the Notes, and the right of the Trustee to reimbursement and indemnification.


MODIFICATION OF THE INDENTURE


     The Indenture provides that the Company and the Trustee thereunder may, without the consent of any Holders of Notes, enter into supplemental indentures for the purposes of, among other things, adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Notes or curing ambiguities or inconsistencies in such Indenture or making other provisions; provided that such action shall not adversely affect the interests of the Holders of Notes in any respect.


     The Indenture contains provisions permitting the Company, with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, to amend the Indenture or execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or modifying the rights of the Holders of the Notes, except that no such amendment or supplemental indenture may, without the consent of the Holders of all the outstanding Notes affected thereby, among other things: (i) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes; (ii) reduce the rate or extend the time for payment of interest on any Notes; (iii) reduce the principal amount of any Note; (iv) change the Stated Maturity of any Note or extend any Maturity Date of any Note; (v) make any changes in the provisions concerning waivers of Defaults or Events of Default by Holders of the Notes or the rights of Holders to recover the principal or premium of, or interest on any Note; (vi) change the unconditional right of the Holders to receive payment for the Notes on the Maturity Date; (vii) make the principal of, or the interest on, any Note payable with anything or in any manner other than as provided for in the Indenture and the Notes on the Issue Date; or (viii) make the Notes subordinated in right of payment to any extent or under any circumstances to any other indebtedness.

EVENTS OF DEFAULT

     An Event of Default in respect of the Notes is defined in the Indenture to be: (i) the failure by the Company to pay installments of interest on the Notes as and when the same becomes due and payable and the continuance of such failure for 30 days; (ii) the failure by the Company to pay all or any part of the principal or premium, if any, on the Notes when the same becomes due and payable, whether payable at maturity, acceleration or repurchase obligation or otherwise; (iii) the failure by the Company for 60 days after a notice of default to comply with any other agreement or covenant in the Indenture; (iv) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Material Subsidiaries; (v) an event of default under any mortgage, indenture or other instrument under which any Indebtedness of the Company or any Subsidiary is outstanding or may be issued if (a) such default results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at maturity or the maturity of which has been so accelerated, aggregates $25,000,000 or more at any one time; or (vi) the failure of JEFCO to maintain Net Capital greater than or equal to the Minimum Net Capital Amount, and the continuance of any such failure for a period of 30 consecutive days.

     The Indenture provides that if an Event of Default specified therein other than certain events of bankruptcy, insolvency and reorganization, in respect of any outstanding Notes issued under such Indenture shall have happened and be continuing, either the Trustee thereunder or the holders of not less than 25% in principal amount of the outstanding Notes may declare the principal of all of the outstanding Notes, premium, if any, and accrued interest thereon, to be immediately due and payable. If certain events of bankruptcy, insolvency or reorganization occur, the principal, premium and interest shall be immediately due and payable without any act by the Trustee or the Holders.

     The Indenture provides that the Holders of not less than a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee, with respect to the Notes; provided that (i) such direction shall not be in conflict with any rule of law or with the Indenture, (ii) the Trustee shall not determine that the action so directed would be unjustly prejudicial to the Holders not taking part in such direction, and (iii) the Trustee may take any other action deemed proper that is not inconsistent with such direction.

     The Indenture provides that the Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all of the outstanding Notes waive any past default under the Indenture and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or any interest on any of the Notes, or (ii) in respect of a covenant or provision of the Indenture which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holders of all of the outstanding Notes affected thereby.

     The Indenture contains provisions entitling the Trustee thereunder, subject to the duty of such Trustee during an Event of Default in respect of any Notes to act with the required standard of care, to be indemnified by the Holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of the Holders of the Notes.

     The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a Default in respect of any Notes, give to the Holders of the Notes notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on any of the Notes such Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Notes.

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders will be given by mail to the addresses of such Holders as they appear in the Note Register.

REPORTS

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its covenants under the Indenture. The Company will mail copies of its annual reports and quarterly reports mailed to its shareholders to Holders of the Notes. If the Company is not required to furnish annual or quarterly reports to its shareholders, the Company will, upon request, mail to each Holder, at such Holder's address as appearing on the Note Register, audited annual consolidated financial statements prepared in accordance with GAAP and unaudited condensed quarterly consolidated financial statements. Such consolidated financial statements shall be accompanied by management's discussion and analysis of the results of operations and financial condition of the Company for the period reported upon in substantially the form required under the rules and regulations of the Commission currently in effect.

THE TRUSTEE

     The Trustee is a New York banking corporation. The Indenture will provide that, in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it. The Trustee will be permitted to engage in other transactions with the Company and its subsidiaries; provided, however, that if such Trustee acquires any conflicting interest at such time as a Default is pending under the Indenture, such Trustee must (with certain exceptions) eliminate such conflict or resign.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company will have any liability for any obligations of the Company under the Notes, the Indenture, or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax considerations applicable to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by a holder of Old Notes who is an individual citizen or resident of the United States or a United States corporation (a "U.S. holder"). This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations and announcements promulgated thereunder and published rulings and court decisions all as in effect on the date hereof and without giving effect to changes to the federal tax laws, if any, enacted after the date hereof. The discussion does not cover all aspects of federal income taxation that may be relevant to U.S. holders, in light of their specific circumstances, particularly U.S. holders subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, tax exempt organizations, foreign persons, and taxpayers subject to the alternative minimum tax). It also does not address state, local, foreign or other tax laws. The description assumes that U.S. holders of the New Notes will hold the New Notes as "capital assets" (i.e., property generally held for investments). EACH HOLDER SHOULD CONSULT HIS TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

     An exchange of the New Notes for the Old Notes will not constitute a taxable event for federal income tax purposes because the terms of the New Notes do not differ materially from the terms of the Old Notes. Consequently, (i) no gain or loss will be realized by a U.S. holder upon receipt of a New Note, (ii) the holding period of the New Note will include the holding period of the Old Note exchanged therefor, and (iii) the adjusted tax basis of New Note will be the same as the adjusted tax basis of the New Note exchanged therefor immediately before the exchange and without giving effect to changes to the federal tax laws, if any, enacted after the date hereof.

SALE OR REDEMPTION OF NEW NOTES

     Subject to the market discount rules discussed below, in general, a U.S. holder whose New Note is sold or redeemed will recognize gain or loss to the extent of the difference between the amount realized (exclusive of amounts paid for accrued interest) and the U.S. holder's adjusted tax basis in the New Note. A U.S. holder's adjusted tax basis in a New Note generally will be the issue price of the Old Note. Such gain or loss will constitute capital gain or loss. Under certain circumstances, capital gains derived by individuals are taxed at preferential rates. Generally, under recently enacted legislation, individuals will be taxed on (i) net capital gain on assets held for more than one year, but not more than 18 months, at a maximum rate of 28%, and (ii) net capital gain on assets held for more than 18 months at a maximum rate of 20%.

MARKET DISCOUNT ON RESALE

     U.S. holders, other than original purchasers of Old Notes in the Offering, should be aware that the resale of the New Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a subsequent U.S. holder of a Note purchases it at a market discount in excess of a statutorily defined de minimis amount, and thereafter recognizes gain upon a disposition (including a partial redemption) of the Note, the lesser of such gain or the portion of the market discount that accrued while the Note was held by such U.S. holder will be treated as ordinary interest income at the time of the disposition. The rules also provide that a U.S. holder who acquires a Note at a market discount may be required to defer all or a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or continued to purchase or carry such Note. Such deferred interest may be taken into account upon disposition of the Note in a taxable transaction, to the extent of gain recognized on disposition of the Note in a nonrecognition transaction and, if the Holder so elects, over the term of the Note to the extent that interest income on the Note includable in income for any taxable year exceeds the amount of interest paid or accrued during the taxable year on indebtedness incurred or accrued to purchase or carry the Note. If a Holder of a Note elects to include market discount in income currently, neither of the foregoing rules would apply.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer, at no charge, for use in connection with any such resale. In addition, until a period of 180 days after the Expiration Date, all dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes or commissions or concessions of any brokers or dealers).


                                    EXPERTS

     The consolidated financial statements of Jefferies Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Los Angeles, California.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    3
Prospectus Summary.....................    4
Investment Considerations..............    7
Capitalization.........................   10
Selected Consolidated Financial
  Information..........................   11
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   12
The Exchange Offer.....................   16
Business...............................   24
Properties.............................   28
Legal Proceedings......................   28
Management.............................   29
Description of the Notes...............   32
Certain Federal Income Tax
  Consequences.........................   41
Plan of Distribution...................   42
Experts................................   42
Legal Matters..........................   42


======================================================
======================================================

                                  $100,000,000

                                   JEFFERIES
                                  Group, Inc.
                                    Series B
                          7 1/2% Senior Notes due 2007
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees, or agents are fairly and reasonably entitled to indemnification for such expenses despite such adjudication of liability.

     The Company's Bylaws provide that the Company shall, to the fullest extent authorized or permitted by law, indemnify any current or former director or officer of the Company. Subject to applicable law, the Company may indemnify an employee or agent of the Company to the extent that the Board of Directors may determine in its discretion.

     Article Seven of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derives an improper personal benefit.

     The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 21. EXHIBITS


EXHIBIT NO.                                 DESCRIPTION OF EXHIBITS
-----------    ---------------------------------------------------------------------------------
     *4.1      Indenture, dated as of August 18, 1997, by and between The Company and The Bank of New York, as trustee.
     *5.1      Opinion of Morgan, Lewis & Bockius LLP.
    *10.1      Purchase Agreement, dated as of August 18, 1997, by and among the Company and each of the purchasers signatories thereto.
    *10.2      Registration Rights Agreement, dated as of August 18, 1997, by and among the
               Company and the purchasers signatories thereto.
    *11.1      Computation of earnings per share.
    *12.1      Computation of Ratio of Earnings to Fixed Charges.
   **23.1      Consent of KPMG Peat Marwick LLP.
    *23.2      Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit
               No. 5.1 to the Registration Statement).
    *24.1      Power of Attorney (included on the signature page of the Registration Statement).

EXHIBIT NO.                                 DESCRIPTION OF EXHIBITS
-----------    ---------------------------------------------------------------------------------
    *25.1      Form T-1 of The Bank of New York, as Trustee under the Indenture filed as Exhibit
               No. 4.1 to the Registration Statement.
    *99.1      Form of Letter of Transmittal.


---------------


 * Previously filed.


** Revised and refiled herewith.


ITEM 22. UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     B. (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     D. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. The Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on December 5, 1997.


                                          JEFFERIES, INC.


                                          By:     /s/ FRANK E. BAXTER*

                                            ------------------------------------
                                            Frank E. Baxter
                                            Chairman of the Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                               TITLE                   DATE
-----------------------------------------------  -------------------------  ------------------
             /s/ FRANK E. BAXTER*                Chairman of the Board of     December 5, 1997
-----------------------------------------------  Directors and Chief
                Frank E. Baxter                  Executive Officer
                                                 (Principal Executive
                                                 Officer)

            /s/ MICHAEL L. KLOWDEN               Director, President and      December 5, 1997
-----------------------------------------------  Chief Operating Officer
              Michael L. Klowden

           /s/ CLARENCE T. SCHMITZ*              Executive Vice President     December 5, 1997
-----------------------------------------------  and Chief Financial
              Clarence T. Schmitz                Officer (Principal
                                                 Financial and Accounting
                                                 Officer)
            /s/ RICHARD G. DOOLEY*               Director                     December 5, 1997
-----------------------------------------------
               Richard G. Dooley

             /s/ TRACY G. HERRICK*               Director                     December 5, 1997
-----------------------------------------------
               Tracy G. Herrick

         /s/ RAYMOND L. KILLIAN, JR.*            Director                     December 5, 1997
-----------------------------------------------
            Raymond L. Killian, Jr.

           /s/ FRANK J. MACCHIAROLA*             Director                     December 5, 1997
-----------------------------------------------
             Frank J. Macchiarola

             /s/ BARRY M. TAYLOR*                Director                     December 5, 1997
-----------------------------------------------
                Barry M. Taylor

             /s/ MARK A. WOLFSON*                Director                     December 5, 1997
-----------------------------------------------
                Mark A. Wolfson

          *By: /s/ MICHAEL L. KLOWDEN
-----------------------------------------------
              Michael L. Klowden
              (Attorney-in-fact)

                                 EXHIBIT INDEX


EXHIBIT NO.                                DESCRIPTION OF EXHIBITS
-----------   ----------------------------------------------------------------------------------
    *4.1      Indenture, dated as of August 18, 1997, by and between The Company and The Bank of
              New York, as trustee.
    *5.1      Opinion of Morgan, Lewis & Bockius LLP.
   *10.1      Purchase Agreement, dated as of August 18, 1997, by and among the Company and each of the purchasers signatories thereto.
   *10.2      Registration Rights Agreement, dated as of August 18, 1997, by and among the
              Company and the purchasers signatories thereto.
   *11.1      Computation of earnings per share.
   *12.1      Computation of Ratio of Earnings to Fixed Charges.
  **23.1      Consent of KPMG Peat Marwick LLP.
   *23.2      Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit
              No. 5.1 to the Registration Statement).
   *24.1      Power of Attorney (included on the signature page of the Registration Statement).
   *25.1      Form T-1 of The Bank of New York, as Trustee under the Indenture filed as Exhibit
              No. 4.1 to the Registration Statement.
   *99.1      Form of Letter of Transmittal.


---------------


 * Previously filed.


** Revised and refiled herewith.